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6311 Horizon Lane Longmont, CO 80503 P.O. Box 17577 Boulder, CO 80308-7577 Phone: 303-530-2711 Fax: 303-530-6934 www.horizonorganic.com

FOR IMMEDIATE RELEASE: August 7, 2003

CONTACT:	At Horizon Organic Holding Corp.:
	Tom Briggs Chief Financial Officer (303) 530-2711, Ext. 230 tomb@horizonorganic.com	Jennifer J. Matuschek Director of Investor Relations (303) 530-2711, Ext. 178 jenniferm@horizonorganic.com

HORIZON ORGANIC SALES INCREASED 21 PERCENT IN SECOND QUARTER
DRIVING STRONG OPERATING PERFORMANCE

        Boulder, CO, August 7, 2003—Horizon Organic Holding Corporation (Nasdaq:HCOW), which markets the leading brand of certified organic foods in the United States, grew sales 21 percent to $54.0 million—21 percent in the U.S. and 20 percent in the U.K.—during the second quarter of 2003, compared with the second quarter of 2002.

        Earnings from continuing operations declined to $534,000, or $0.05 per diluted share, from $647,000, or $0.06 per diluted share, in the second quarter of 2002. These results include $691,000 in transaction costs associated with the announced merger with Dean Foods Company, which on an after-tax basis impacted earnings by $0.04 per diluted share. These earnings, excluding the $0.04 of transaction costs, compare favorably to analysts' consensus of $0.08, which also does not include transaction costs. Net income for the second quarter of 2003, including discontinued operations and transaction costs, was $183,000 or $0.02 per diluted share, compared with net income of $353,000, or $0.03 per diluted share, in the 2002 second quarter.

        On June 30, Horizon Organic and Dean Foods announced a definitive merger agreement under which Dean will acquire the 87 percent of Horizon Organic's shares that it does not already own for $24 a share.

        "Our leadership in the organic industry, coupled with the growing public awareness of the many advantages of healthy organic foods, continues to generate strong sales growth. With the backing of Dean Foods and its nation-wide distribution network, this trend is likely to accelerate," said Chuck Marcy, president and CEO of Horizon Organic. "At the same time, the Dean Foods offer provides an immediate opportunity for our shareholders to capitalize on this growth."

        Highlights for the second quarter included:

  •
  A 23 percent increase in U.S. milk sales driven by ultra pasteurized milk, which now accounts for 57 percent of total milk sales.

  •
  An increase in milk distribution to 65 percent of U.S. grocery stores during June compared with 56 percent in June 2002.

  •
  A 54 percent increase since the first quarter of 2003 in single-serve milk sales, reflecting the Company's expanded distribution at Costco.

  •
  An increase of 19 percent in sales of Rachel's Organic branded products in the U.K., driven by growth of 69 percent in Rachel's Organic retail branded milk.

        For the first six months of 2003, income from continuing operations of $1.5 million or $0.14 per diluted share was unchanged from the first half of 2002. Again, these results include $0.04 per diluted share in transaction costs.

        After losses on discontinued operations in both years, net income for the first six months of 2003 was $370,000, or $0.03 per diluted share, compared with a loss of $1.3 million, or $0.12 per diluted share, in the 2002 period.

        Six-month sales rose 22 percent to $105.8 million in the first half of 2003. U.S. sales were up 22 percent to $86.8 million, with milk posting a 25 percent gain and dairy up 16 percent. Juice sales declined 6 percent. In the U.K., sales rose 19 percent to $19.0 million.

        The Company is continuing to work with an experienced dairy farmer as well as new prospective buyers for the sale of its Idaho dairy farm.

        Marcy said the Company is excited about the rollout of the nation's first organic infant formula in September and a new line of baby and children's yogurts that are expected to be on the shelf late this month. Marcy said that with new product introductions and ongoing distribution gains, the Company continues to support its previous guidance of a 20 to 25 percent increase in sales in 2003, and earnings per diluted share from continuing operations in line with analysts' consensus which does not include transaction costs.

Conference Call

        Horizon Organic management will host a conference call on Thursday, August 7, 2003 at 11 a.m. Eastern Time to discuss the Company's year-to-date performance and pending merger. To hear the call, participants should call 1-800-603-5503 ten minutes prior to the event, or visit the Company's website at www.horizonorganic.com for a live simulcast and replay of the call.

        Horizon Organic markets the leading brand of certified organic foods in the U.S. and the leading brand of organic milk in both the U.S. and U.K. In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices. In the U.K., the Company markets organic yogurt, milk and butter under the Rachel's Organic brand. For more information, please visit the Company's web site at www.horizonorganic.com.

        Note on Forward-Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the Company's ability to continue to maintain and expand its brands, avoid adverse publicity, manage its supply chain efficiently, continue and effectively manage its rapid growth, and maintain key management, as well as the volatility in the cost of organic farm products, increased competition, changes in consumer preferences, and increases in charges under governmental dairy programs. These factors and others are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Financial Table Follows

HORIZON ORGANIC HOLDING CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2003	%NS	2002	%NS	2003	%NS	2002	%NS
Net sales	$53,978	100.0%	$44,713	100.0%	$105,798	100.0%	$86,931	100.0%
Growth vs. prior year	20.7%		15.8%		21.7%		14.1%
Cost of sales	36,891	68.3%	30,646	68.5%	72,196	68.2%	59,014	67.9%
Gross profit	17,087	31.7%	14,067	31.5%	33,602	31.8%	27,917	32.1%
Selling expense	11,993	22.2%	9,900	22.1%	23,301	22.0%	19,331	22.2%
General and administrative	3,194	5.9%	2,659	5.9%	6,391	6.0%	5,179	6.0%
Transaction costs	691	1.3%	—	0.0%	691	0.7%	—	0.0%
Intangible asset amortization	329	0.6%	326	0.7%	658	0.6%	651	0.7%
Operating income	880	1.6%	1,182	2.6%	2,561	2.4%	2,756	3.2%
Interest and other, net	(4)	0.0%	(122)	-0.3%	(53)	-0.1%	(310)	-0.4%
Income from continuing operations before income taxes	876	1.6%	1,060	2.4%	2,508	2.4%	2,446	2.8%
Income tax expense	(342)	-0.6%	(413)	-0.9%	(978)	-0.9%	(954)	-1.1%
Income from continuing operations	534	1.0%	647	1.4%	1,530	1.4%	1,492	1.7%
Loss from discontinued operations, net	(351)	-0.7%	(294)	-0.7%	(1,160)	-1.1%	(2,813)	-3.2%
Net income (loss)	183	0.3%	353	0.8%	370	0.3%	(1,321)	-1.5%
Earnings per share from continuing operations
Basic	$0.05		$0.06		$0.15		$0.15
Diluted	$0.05		$0.06		$0.14		$0.14
Loss per share from discontinued operations
Basic	$(0.03)		$(0.03)		$(0.11)		$(0.28)
Diluted	$(0.03)		$(0.03)		$(0.11)		$(0.26)
Earnings (loss) per share
Basic	$0.02		$0.03		$0.04		$(0.13)
Diluted	$0.02		$0.03		$0.03		$(0.12)
Weighted average shares outstanding:
Basic	10,330		10,179		10,317		10,161
Diluted	10,650		10,617		10,607		10,589

Selected Balance Sheet Data

	June 30, 2003	December 31, 2002
Working capital	$22,052	$23,250
Total assets	131,479	128,207
Current liabilities	49,601	45,546
Long-term debt, less current portion	11,475	14,110
Stockholders' equity	67,486	65,653

HORIZON ORGANIC HOLDING CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

Income From Continuing Operations Before Transaction Costs Data (a non-GAAP financial measure)(1)

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Income from continuing operations before transaction costs*	$956	$1,952
*Reconciliation to Generally Accepted Accounting Principles (GAAP):
Income from continuing operations before transaction costs	$956	$1,952
Transaction costs, net	(422)	(422)

Income from continuing operations	534	1,530
Loss from discontinued operations, net	(351)	(1,160)

Net income	183	370

Earnings Per Diluted Share From Continuing Operations Before Transaction Costs Data (a non-GAAP financial measure)(2)

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Earnings from continuing operations before transaction costs**	$0.09	$0.18
**Reconciliation to Generally Accepted Accounting Principles (GAAP):
Earnings from continuing operations before transaction costs	$0.09	$0.18
Transaction costs, net	$(0.04)	$(0.04)

Earnings from continuing operations	$0.05	$0.14
Loss from discontinued operations, net	$(0.03)	$(0.11)

Earnings	$0.02	$0.03

EBITDA Data (a non-GAAP financial measure)(3)

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
EBITDA from continuing operations***	$1,975	$4,611
EBITDA from discontinued operations***	675	531

Total EBITDA***	2,650	5,142

***Reconciliation to Generally Accepted Accounting Principles (GAAP):

	Three Months Ended June 30, 2003			Six Months Ended June 30, 2003
	Continuing Operations	Discontinued Operations	Total Operations	Continuing Operations	Discontinued Operations	Total Operations
Total EBITDA	$1,975	$675	$2,650	$4,611	$531	$5,142
Less interest and other, net (excluding amortization of loan fees of $25 and $54 for the three and six months ended June 30, 2003, respectively)	(21)	434	413	(1)	865	864
Less income tax expense (benefit)	342	(225)	117	978	(741)	237
Less depreciation	602	—	602	1,169	—	1,169
Less loss on disposal of Idaho Dairy in lieu of depreciation	—	817	817	—	1,567	1,567
Less amortization (including amortization of loan fees of $25 and $54 for the three and six months ended June 30, 2003, respectively)	518	—	518	935	—	935

Net income (loss)	534	(351)	183	1,530	(1,160)	370

(1)
Income from continuing operations before transaction costs, as defined by the Company, represents income from continuing operations excluding transaction costs associated with the proposed merger with Dean Foods Company. Transaction costs associated with the proposed merger include primarily investment banking fees, legal fees and consulting fees. These costs were incurred solely in connection with the proposed merger of the Company with Dean Foods and are not a part of the Company's ongoing operating expenses. Therefore, excluding these costs provides an important additional perspective on the operating costs of the Company and the comparison of such to historical periods.

(2)
Earnings per diluted share from continuing operations before transaction costs, as defined by the Company, is computed by dividing income from continuing operations excluding transaction costs associated with the proposed merger with Dean Foods Company by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding during the period. Transaction costs associated with the proposed merger include primarily investment banking fees, legal fees and consulting fees. These costs were incurred solely in connection with the proposed merger of the Company with Dean Foods and are not a part of the Company's ongoing operating expenses. Therefore, excluding these costs in earnings per diluted share calculations provides an important additional perspective on the earnings per diluted share calculations of the Company and the comparison of such to historical periods.

(3)
EBITDA, as defined by the Company, represents earnings before interest and other, net; income taxes; depreciation (including anticipated losses on disposal of the discontinued operations in lieu of continuing depreciation) and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies. Additionally, management believes that EBITDA provides an important additional perspective on the Company's ability to service its long-term debt and to self-fund other investment opportunities. EBITDA has not been presented as an alternative to operating income or cash flows from operating activities, or as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

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HORIZON ORGANIC SALES INCREASED 21 PERCENT IN SECOND QUARTER DRIVING STRONG OPERATING PERFORMANCE